Exhibit 9

Form of Redemption Agreement

Acorn Holdings B.V.

Maple Holdings B.V.
Oosterdoksstraat 80

1011 DK Amsterdam

The Netherlands

[Investor]
[Address]

[Address]

[Address]

Ladies and Gentlemen:

1.	This Agreement (this “Agreement”) is made by and among [Investor] (“Investor”), Acorn Holdings B.V. (“Acorn”) and Maple Holdings B.V. (“Maple”; or collectively, with Investor and Acorn, the “Parties”). Reference is made to (i) the [●] Amended and Restated Shareholders Agreement of Acorn, dated as of [●], [●] (as it may be amended, modified or supplemented from time to time, the “Shareholders Agreement”) and (ii) Warrant No. [●], held by Investor (the “Warrant”), to acquire Ordinary Shares of Acorn. Capitalized terms used but not defined in this letter have the meanings ascribed to them respectively in the Shareholders Agreement.

Recitals

2.	Each of the Parties acknowledges, understands and agrees that as of the date hereof, (i) Investor is the beneficial owner of [●] Ordinary Shares K (as defined in the articles of association of Acorn (the “Articles”)) of Acorn (the “Investor Outstanding Ordinary Shares K”), (ii) Investor is the Holder (as defined in the Warrant) of the Warrant, (iii) pursuant to the automatic operation of Section 4 of the Warrant, in light of the recapitalization of Acorn, the Warrant entitles its Holder upon exercise to receive, subject to the terms of the Warrant, up to [●] Ordinary Shares K and up to [●] Ordinary Shares J1 (as defined in the Articles) of Acorn, in lieu of the [●] Ordinary Shares of Acorn contemplated by the Warrant and (iv) Acorn, indirectly through its ownership of all of the equity securities of Maple, owns shares of common stock (“KDP Shares”) of Keurig Dr Pepper, Inc. (“KDP”).

3.	It is the desire of the Parties that (i) Maple distribute [●] KDP Shares (the “Redemption Consideration”) to Acorn and (ii) Acorn redeem [●] of the Investor Outstanding Ordinary Shares K (the “Redemption Shares”) in exchange for the Redemption Consideration.

Representations and Warranties

4.	Each of Investor, Acorn and Maple represents and warrants to the others, solely as to itself and severally but not jointly, that:

a.	Such Party has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Party has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assuming the due authorization and execution of this Agreement by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its, terms except that such enforcement may be subject to applicable bankruptcy, insolvency or other laws now or hereafter in effect affecting creditors’ rights generally.

b.	The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to such Party, or conflict with or result in any breach or default under (with or without notice or lapse of time, or both), any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which such Party is a party or by which such Party may be bound or affected.

5.	Investor hereby represents and warrants to Maple and Acorn that it has good and marketable title to the Redemption Shares being sold hereunder, free and clear of all encumbrances including, without limitation, all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, licenses, security agreements or other agreements, arrangements, commitments, contracts, obligations, charges or any other encumbrances of any kind or character (collectively, “Encumbrances”), except for any such restrictions set forth in the Shareholders Agreement.

6.	Acorn hereby represents and warrants to Investor that it has good and marketable title to all of the equity securities of Maple, free and clear of all Encumbrances.

7.	Maple hereby represents and warrants to Investor that it has good and marketable title to the Redemption Consideration being sold hereunder, free and clear of all Encumbrances except pursuant to applicable securities laws.

Redemption Transaction to Exchange Maple’s KDP Shares for Acorn’s Maple Shares

8.	The Parties hereby agree that Acorn shall sell and transfer to Maple, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and Maple shall purchase and redeem from Acorn, [●] ordinary shares of Maple (the “Redeemed Maple Shares”), in consideration for which, Maple shall transfer to Acorn, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, the Redemption Consideration. Maple shall hold the Redeemed Maple Shares in treasury.

Redemption Transaction to Exchange Acorn’s KDP Shares for Investor’s Ordinary Shares K

9.	Each of Acorn and Investor agrees that, subject to and immediately effective as of the consummation of the transfer and assignment of the Redeemed Maple Shares contemplated above, Investor shall sell and transfer to Acorn, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and Acorn shall purchase and redeem from Investor, the Redemption Shares, in consideration for which, Acorn shall transfer to Investor (to an account designated by Investor), free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and Investor hereby purchases from Acorn, the Redemption Consideration. Acorn shall hold the Redemption Shares in treasury until the next shareholders’ resolution is adopted, at which time Acorn expects that the Redemption Shares will be cancelled.

Lock-Up

10.	Investor agrees that, without the prior written consent of Acorn, Investor will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending on June 11, 2021 (the “Restricted Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any KDP Shares beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), by Investor or any other securities so owned convertible into or exercisable or exchangeable for KDP Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the KDP Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of KDP Shares or any security convertible into or exercisable or exchangeable for KDP Shares, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of KDP Shares or security convertible into or exercisable or exchangeable for KDP Shares (collectively, the “Lock Up Restrictions”).

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11.	Notwithstanding the foregoing, the Lock Up Restrictions will not apply (i) after November 16, 2020 (the “Early Release Date”), to up to 50.0% of the total number of KDP Shares owned by Investor immediately following its receipt of the Redemption Consideration and (ii) to distributions of KDP Shares to Investor’s equity holders, which may in turn distribute such KDP Shares to their equity holders; provided that in the case of clause (ii), each recipient of such distribution must sign and deliver to Acorn an agreement substantially in the form attached hereto as Annex A (the “Lock Up Agreement”).

12.	Until the later of (i) June 11, 2021 and (ii) the date on which Investor ceases to own at least 1% of the total outstanding KDP Shares, to the extent requested by the lead underwriter in connection with any registration in which KDP Shares are sold by KDP for its own account to an underwriter or underwriters on a best efforts or firm commitment basis (an “Underwritten Offering”), Investor shall agree not to effect any sale or distribution of any KDP Shares or other security of KDP (except as part of such Underwritten Offering) during the period beginning on the date that is estimated by KDP, in good faith and provided in writing to such Holder, to be the seventh (7th) calendar day prior to the effective date of the applicable registration statement (or the anticipated launch date in the case of a “take-down” off of an already effective shelf registration statement) until the earlier of (x) the date ninety days following the date of the final prospectus supplement for such Underwritten Offering and (y) such time as KDP and the lead managing underwriter shall agree; provided, that KDP shall cause Maple and all directors and executive officers of KDP to enter into agreements similar to those contained in this Section 12 (without regard to this proviso) with a term that will expire on the date of Investor’s agreement, subject to exceptions for gifts, sales pursuant to pre-existing 10b5-1 plans and other customary exclusions agreed to by such managing underwriter; provided, further, that the lead managing underwriter may extend such period as necessary to comply with applicable rules of the Financial Industry Regulatory Authority, Inc., and any successor regulator performing comparable functions.

13.	Investor understands that its agreement to the Lock Up Restrictions is irrevocable and will be binding Investor’s heirs, legal representatives, successors and assigns. The Lock Up Restrictions will be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

14.	Upon the written request of Investor, Maple and Acorn shall use their respective reasonable best efforts to cause KDP to enter into an agreement with Investor that shall provide Investor with the right to require KDP to register (with such registration becoming effective no later than the Early Release Date) the resale of up to 50% of the Redemption Consideration and to register (with such registration becoming effective no later than the end of the Restricted Period) the remainder of the Redemption Consideration, in each case upon terms and subject to conditions substantially identical to the rights provided in Section 3 of that certain investor rights agreement, dated as of July 9, 2018 (the “IRA”), by and among KDP, Maple and Mondelēz International Holdings LLC, subject to indemnification and procedural obligations substantially identical to those set forth in the IRA, and customary blackout period restrictions that apply to KDP insiders generally. Investor shall not request that such agreement provide for any terms or conditions that, if given effect, would give rise to a breach by KDP of Section 6 of the IRA. For the avoidance of doubt, such agreement shall provide Investor with shelf registration rights only and shall not provide the demand registration, piggyback registration, underwritten offering rights, information, or governance rights provided in the IRA.

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15.	After the Early Release Date and subject to any restrictions set forth in Sections 10, 11 and 12, Maple and Acorn shall use their respective reasonable best efforts to cause KDP to remove any restrictive legends attached to the Redemption Consideration held by Investor or any successor permitted hereby that is an affiliate of Investor, no later than two business days from receipt of a written request from Investor if (i) such shares have been or will be transferred in compliance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), (ii) solely for purposes of transferring to and holding in a portfolio margin account, such shares are eligible to be transferred in compliance with Rule 144 under the Securities Act; provided that in the case of this clause (ii), Investor has received written confirmation from the financial institution at which the relevant margin account shall be held that upon foreclosure no transfer of such shares shall be made other than in compliance with U.S. securities laws, (iii) such shares are eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act without the requirement for KDP to be in compliance with the current public information required under Rule 144(c)(1) under the Securities Act as to such Shares and without volume or manner-of-sale restrictions or (iv) such shares have been or will be transferred in accordance with the plan of distribution in any registration statement or prospectus supplement that registers such shares for resale under the Securities Act.

16.	Each Party further agrees to promptly execute and deliver any additional documents and take such further actions as may be necessary or desirable to carry out all of the foregoing aspects of this Agreement.

17.	Section 21 of the Shareholders Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Pages Follow]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a countersigned copy of this Agreement, which shall thereupon constitute a binding agreement as of the date first written above.

Acorn Holdings B.V.

By:
Name:
Title:

MAPLE Holdings B.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Redemption Agreement]

ACKNOWLEDGED AND AGREED:

[Investor]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Redemption Agreement]

Annex A

Form of Lock Up Agreement

The undersigned agrees that, without the prior written consent of Acorn Holdings B.V. (“Acorn”), the undersigned will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending on June 11, 2021 (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, par value $0.01 per share (the “KDP Shares”), of Keurig Dr Pepper Inc. beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for KDP Shares, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the KDP Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of KDP Shares or any security convertible into or exercisable or exchangeable for KDP Shares, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of KDP Shares or security convertible into or exercisable or exchangeable for KDP Shares (collectively, the “Lock Up Restrictions”).

The Lock Up Restrictions will not apply (1) after November 16, 2020, to up to 50.0% of the total number of KDP Shares owned by the undersigned immediately following its receipt of the KDP Shares and (2) if the undersigned is a business entity, to distributions of KDP Shares to its equity holders which may in turn distribute such KDP Shares to their equity holders; provided that in the case of (2), each recipient of such distribution must sign and deliver to Acorn an agreement on substantially the same terms as the terms hereof.

The undersigned understands that its agreement to the Lock Up Restrictions is irrevocable and will be binding on the undersigned’s heirs, legal representatives, successors and assigns. The Lock Up Restrictions will be governed by and construed in accordance with the laws of the State of New York.

(Signature)

(Print Name)

(Date)

Annex A - Form of Lock Up Agreement

ACKNOWLEDGED AND AGREED:

ACORN HOLDINGS B.V.

By:
Name:
Title:

Annex A - Form of Lock Up Agreement